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EXHIBIT 4

Filing Agreement dated September 26, 2003

Re: Joint Filing of Schedule 13D

The undersigned hereby agree that:

          (i)  Each of them is individually eligible to use the Schedule 13D attached hereto;

         (ii)  the attached Schedule 13D is filed on behalf of each of them;

        (iii)  each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself, but none of them is responsible for the completeness and accuracy of the information concerning the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

Dated: September 26, 2003
Cubic Corporation
By:
/s/ WILLIAM W. BOYLE William W. Boyle Vice President and Chief Financial Officer
CDA Acquisition Corporation
By:
/s/ JOHN D. THOMAS John D. Thomas Vice President

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  EXHIBIT 4
Filing Agreement dated September 26, 2003 Re: Joint Filing of Schedule 13D